FOR IMMEDIATE RELEASE	NEWS
August 7, 2012	NYSE: NGS
Exhibit 99

 NGS Reports Year-over-Year Increases in Revenue, Operating Income and Net Income

 MIDLAND, Texas August 7, 2012 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2012.

Revenue: Total revenue increased to $24.5 million from $13.8 million, or 78%, for the three months ended June 30, 2012, compared to the same period ended June 30, 2011. This increase includes the second half of a non-recurring sale of units from our fleet to a large customer. Rental revenues increased 18% in the same year-over-year period. Sequentially, total revenues decreased $1.9 million primarily due to lower sales of custom-fabricated compressor units caused by some customer design changes and delays.
Gross Margins: Overall gross margin was $11.0 million for the three months ended June 30, 2012 which was 36% higher than the $8.1 million recorded for the same period ended June 30, 2011. Due to a mix shift from higher margin rentals to relatively lower margin compressor sales, gross margins moved to 45% of revenue from 59% in those same respective quarters. Sequentially, gross margins decreased slightly from $11.2 million for the quarter ended March 31, 2012.

Operating Income: Operating income for the three months ended June 30, 2012 was $4.8 million, up 50% from the comparative prior year's level of $3.2 million. This increase was primarily driven by higher year-over-year revenues, particularly the non-recurring sales revenues. Sequentially, operating income decreased from $5.6 million to $4.8 million due to lower compressor sales revenues and higher SG&A expenses.

Net Income:  Net income for the three months ended June 30, 2012 increased 50% to $3.0 million, when compared to net income of $2.0 million for the same period in 2011. As already mentioned, the mix shift towards compressor sales resulted in net income margins for the three months ended June 30, 2012 decreasing to 12% from 15% for the three months ended June 30, 2011. Net income decreased in sequential quarters from $3.5 million to $3.0 million.

Earnings per share:  Comparing the second quarter of 2012 versus 2011, earnings per diluted share improved 50% to 24 cents from 16 cents. Diluted earnings decreased from 29 cents to 24 cents between sequential quarters.

EBITDA:  EBITDA increased 30% to $8.7 million or 35% of revenue for the three months ended June 30, 2012 versus $6.7 million or 49% of revenue for the same three months ended June 30, 2011. Please see discussion of Non-GAAP measures in this release.

Cash flow: At June 30, 2012, cash and cash equivalents were approximately $30.5 million; working capital was $49.6 million with a total bank debt level of $1.0 million, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $20 million during the first six months of 2012 compared to $16.0 million for the same period in 2011.

Commenting on 2012 results, Stephen C. Taylor, President and CEO, said:

“In spite of shifting markets, NGS continues to grow our sales and rental businesses and our operating results confirm our strategy and direction. Our sales revenues maintained a healthy level of activity and our backlog is at a constant level. Our rental fleet is growing with every new unit built being fully utilized and rented at premium rates. Expansion of our rental operations into new liquids-oriented areas is proceeding and we are setting new equipment on a regular basis. We are optimistic that our growth will continue. ”

Selected data: The table below shows revenues and gross margin, exclusive of depreciation, of each business segment for the three months ended June 30, 2012 and 2011.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended June 30,				Three months ended June 30,
	2012		2011		2012		2011
	(dollars in thousands)
Sales	$10,649	43%	$1,901	14%	$3,086	28%	$1,263	16%
Rental	13,671	56%	11,601	84%	7,797	71%	6,692	82%
Service & Maintenance	188	1%	256	2%	90	1%	163	2%
Total	$24,508		$13,758		$10,973		$8,118

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

 Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(dollars in thousands)		(dollars in thousands)
	2012	2011	2012	2011
Net income	$3,000	$2,008	$6,508	$4,505
Interest expense	3	28	5	37
Provision for income taxes	1,887	1,231	4,037	2,762
Depreciation and amortization	3,797	3,434	7,584	6,725
EBITDA	$8,687	$6,701	$18,134	$14,029
Other operating expenses	2,347	1,462	4,157	2,848
Other income	(61)	(45)	(99)	(753)
Gross margin	$10,973	$8,118	$22,192	$16,124

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Tuesday, August 7, 2012 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended June 30, 2012.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coal bed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Leann Conner, Investor Relations
(432) 262-2700 leann.conner@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$30,472	$16,390
Trade accounts receivable, net of allowance for doubtful accounts of $462 and $296, respectively	4,609	5,679
Inventory, net of allowance for obsolescence of $771 and $486, respectively	26,729	26,965
Prepaid income taxes	109	109
Prepaid expenses and other	519	360
Total current assets	62,438	49,503
Rental equipment, net of accumulated depreciation of $62,967 and $56,623, respectively	141,664	142,473
Property and equipment, net of accumulated depreciation of $8,463 and $7,786 respectively	7,445	7,839
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,967 and $1,936, respectively	2,219	2,282
Other assets	28	28
Total assets	$223,833	$212,164
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,094	$3,730
Accrued liabilities	5,638	3,644
Current income tax liability	119	75
Deferred income	4,953	4,863
Total current liabilities	12,804	12,312
Line of credit, non-current portion	1,017	1,017
Deferred income tax liability	40,673	36,769
Other long-term liabilities	513	524
Total liabilities	55,007	50,622
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,218 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	88,001	87,225
Retained earnings	80,703	74,195
Total stockholders' equity	168,826	161,542
Total liabilities and stockholders' equity	$223,833	$212,164

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Sales, net	$10,649	$1,901	$23,080	$5,778
Rental income	13,671	11,601	27,409	22,482
Service and maintenance income	188	256	395	552
Total revenue	24,508	13,758	50,884	28,812
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	7,563	638	17,118	3,186
Cost of rentals, exclusive of depreciation stated separately below	5,874	4,909	11,383	9,271
Cost of service and maintenance, exclusive of depreciation stated separately below	98	93	191	231
Selling, general, and administrative expense	2,347	1,462	4,157	2,848
Depreciation and amortization	3,797	3,434	7,584	6,725
Total operating costs and expenses	19,679	10,536	40,433	22,261
Operating income	4,829	3,222	10,451	6,551
Other income (expense):
Interest expense	(3)	(28)	(5)	(37)
Other income	61	45	99	753
Total other income	58	17	94	716
Income before provision for income taxes	4,887	3,239	10,545	7,267
Provision for income taxes	1,887	1,231	4,037	2,762
Net income	$3,000	$2,008	$6,508	$4,505
Earnings per share:
Basic	$0.25	$0.16	$0.53	$0.37
Diluted	$0.24	$0.16	$0.53	$0.37
Weighted average shares outstanding:
Basic	12,216	12,179	12,177	12,157
Diluted	12,316	12,288	12,274	12,265

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six months ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,508	$4,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,584	6,725
Deferred taxes	3,937	2,649
Stock options and restricted stock expense	686	450
Gain on disposal of assets	—	(702)
Changes in current assets and liabilities:
Trade accounts receivables, net	1,070	499
Inventory, net	236	(1,265)
Prepaid income taxes and prepaid expenses	(159)	1,755
Accounts payable and accrued liabilities	358	256
Current income tax liability	44	29
Deferred income	90	1,126
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,354	16,027
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,319)	(19,481)
Proceeds from sale of property and equipment	—	980
NET CASH USED IN INVESTING ACTIVITIES	(6,319)	(18,501)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(10)	—
Proceeds from exercise of stock options	57	198
NET CASH PROVIDED BY FINANCING ACTIVITIES	47	198
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,082	(2,276)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,390	19,137
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,472	$16,861
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6	$43
Income taxes paid	$1	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$8,690	$—